EXHIBIT 10.43

February 27, 2015

Barbara Coppola

Dear Barbara,

It is my pleasure to extend to you our offer of employment with GrubHub Holdings Inc. d/b/a GrubHub (the “Company”). The purpose of this letter is to set forth the material terms of your employment.

Position: Your title will be Chief Marketing Officer, and you will report to Matt Maloney, CEO.

Start Date: Your start date is(“Start Date”). You will report to the GrubHub Holdings Inc. office located at 111 W Washington St, Suite 2100, Chicago, IL 60602.  Your employment will continue until terminated by either you or the Company.

Duties: Your duties will be to oversee marketing for the Company; your duties may be modified from time to time by the Company. You will devote your full business time, attention and energies to the performance of your duties.

Compensation: Your salary will be $333,000, payable in accordance with the Company’s standard payroll practices for salaried employees and subject to all required and authorized withholdings. Semi-monthly payments will be made on the 15th and 31st of the month. Your position is exempt, which means that you are not eligible to receive overtime pay. You will be eligible for an annual salary review. Any increase awarded will be made in the Company’s discretion and will be prorated based on your date of hire.

Equity Incentive Plan Option Grant: You will be recommended to the Company’s Board of Directors (the “Board”) to receive an option grant (the “Option Grant”) and RSU grant (the “RSU Grant”) for GrubHub Inc. stock. The value of your grant recommended to the Board will be $2 million, 50% of which will be RSU’s and the other 50% of which will be options (collectively, the “Hire Grant”). The Hire Grant will be recommended to the Board to vest as follows: (i) for the RSU Grant, you will vest in 50% of the grant one year from the first day of the month following your Start Date (the “First RSU Vest Date”), and you will vest in the other 50% of the RSU grant in equal amounts monthly thereafter for the 12 months following the First RSU Vest Date; (ii) for the Option Grant, your first vest date will be one month following the one year anniversary of the First RSU Vest Date, and you will vest in the Option Grant in equal monthly amounts for a period of 24 months.  The Hire Grant is under and subject to the terms of the option plan in effect at the time of the applicable Board review. You will receive equity paperwork within your first few months of employment.

Management Incentive Bonus (MIB) Target Plan: Provided you continue to be employed by the Company at the time bonuses are paid, you will be eligible to participate in the Company’s Management Incentive Bonus Plan, and your target will be 50% of your annual base salary (pro-rated for 2015 based on your Start Date). Your Management Incentive Bonuses is based 80% on the financial performance of the Company and 20% on your attainment of individual objectives, all as determined in the Company’s discretion.

Benefit Advance: Provided that you provide the Company with receipts or other supporting documentation evidencing such expenses, the Company will pay you up to $100,000 for reasonable costs to relocate from Palo Alto to Chicago (the “Relocation Benefit Advance”). The Relocation Benefit Advance is not deemed earned until your one year Start Date anniversary. In the event within one (1) year after the Start Date you resign or are terminated for any reason other than downsizing or layoff, you must reimburse the Relocation Benefit Advance to the Company promptly upon such termination.

Policies: You agree to comply with all employee policies that the Company may put into effect from time to time and that are applicable to you and your role, including but not limited to the Company’s Employee Handbook; (ii) the Code of Business Conduct and Ethics; and (iii) the Statement of Company Policy on Insider Trading and Disclosure.

Form I-9 Compliance: In order for the Company to comply with the Immigration Reform and Control Act, you must provide documentation confirming your identity and eligibility to work in the United States within three (3) business days of your first day of work with the Company. A copy of the Form I-9’s List of Acceptable Documents is enclosed with this letter. In addition, on or before your first day of work with the Company, you must complete Section 1 of the Form I-9.

Offer Contingency: This offer is contingent upon the results of your pre-employment background check, as well as your ability to provide timely and satisfactory documentary proof of your identity and eligibility to work in the United States, as described above.

Benefits: You will be eligible for all employment benefits, including paid time off, generally provided by the Company to its employees, subject to the terms and conditions of any relevant benefits plan documents, as well as the Company’s then-current policy regarding benefits provision, which may be changed by the Company from time to time. You will be eligible for benefits on the first of the month after your start date.

Protective Agreement: As a condition of your employment, you must enter into the Company’s Protective Agreement prior to the commencement of your employment.  A copy of the Protective Agreement is enclosed. Prior to the commencement of your employment, you also must provide the Company with copies of any noncompetition, nonsolicitation, noninterference, confidentiality, nondisclosure, or work-for-hire agreements, or similar agreements, to which you are subject or may be bound.

At Will Status: Your employment with the Company is at-will. This means that either you or the Company can terminate your employment relationship at any time for any reason with or without cause and with or without notice, and neither this letter nor any other document will alter that at-will arrangement. Your at-will employment status can only be changed by a written document signed by the Company’s CEO which document expressly states that it is changing your at-will status.

Severance: In the event your employment with the Company is terminated by the Company without cause during your first year of employment, subject to your execution and delivery to the Company of a general release of claims in favor of the Company and related persons in a form reasonably acceptable to the Company, you will be entitled to 52 weeks of your base salary in effect immediately prior to the date of termination.

Sincerely,

Matt Maloney

CEO

111 W Washington, Suite 2100

Chicago, IL 60602

Please sign and date below acknowledging you have read and agreed to the terms of this offer letter and scan back a signed copy.

Signature: /s/ Barbara Martin Coppola  Date: February 27th, 2015

Print Name: Barbara Martin Coppola